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CYTOKINETICS PROVIDES UPDATE REGARDING
OMECAMTIV MECARBIL CLINICAL DEVELOPMENT PROGRAM

Initiation of a Phase IIb Clinical Trial of Intravenous Formulation Planned
To Occur Prior to Clinical Trials of Oral Formulations

South San Francisco, CA, September 21, 2010 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that the company and its partner, Amgen Inc., plan to initiate a Phase IIb clinical trial of an intravenous formulation of omecamtiv mecarbil in hospitalized patients with acutely decompensated heart failure prior to initiating clinical trials of oral formulations of omecamtiv mecarbil.

This plan, which is subject to further discussions with regulatory authorities, is intended to align feedback received from regulatory authorities and is designed to provide a larger, placebo-controlled experience with omecamtiv mecarbil prior to proceeding to clinical trials of oral formulations of omecamtiv mecarbil in outpatients.

Cytokinetics expects to provide updated guidance on the anticipated timing of the initiation of these clinical trials following further discussions with both Amgen and regulatory authorities.

Amgen holds an exclusive, world-wide (excluding Japan) license to omecamtiv mecarbil and related compounds, subject to specified development and commercialization participation rights of Cytokinetics.

Development Status of Omecamtiv Mecarbil (formerly CK-1827452)

Omecamtiv mecarbil, a novel cardiac muscle myosin activator, has been the subject of a clinical trials program comprised of multiple Phase I and Phase IIa trials. This program was designed to evaluate the safety, tolerability, pharmacodynamics and pharmacokinetic profile of both intravenous and oral formulations of omecamtiv mecarbil for the potential treatment of heart failure across the continuum of care, in both hospital and outpatient settings. Two Phase IIa clinical trials of omecamtiv mecarbil from this program have been completed. In addition, Cytokinetics conducted five Phase I clinical trials of omecamtiv mecarbil in healthy subjects: a first-time-in-humans study evaluating an intravenous formulation, an oral bioavailability study evaluating both intravenous and oral formulations, and three studies of oral formulations: a drug-drug interaction study, a dose proportionality study and a study evaluating modified-release formulations. Data from each of these trials have been reported previously.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil (formerly CK-1827452), is in clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase IIa clinical trials program and has been granted orphan-drug designation by the U.S. Food and Drug Administration for the potential treatment of amyotrophic lateral sclerosis. Cytokinetics is also conducting non-clinical development of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction such as systemic hypertension or bronchoconstriction. In addition, prior Cytokinetics’ research generated three anti-cancer drug candidates that have progressed into clinical development: ispinesib, SB-743921 and GSK-923295. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ and its partners’ research and development activities, including the initiation, conduct, design, scope and results of omecamtiv mecarbil clinical trials and the provision of updated guidance with respect to such clinical trials; and the properties and potential benefits of omecamtiv mecarbil and Cytokinetics’ other drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.